Exhibit 16.1

April 20, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated April 20, 2013 of Vyrian, Inc.. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

Eugene M Egeberg, CPA
Baltimore, MD